PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	Media: Tara J. Wall
Senior Vice President, Investor Relations	Senior Vice President, Communications
Amerigroup Corporation	Amerigroup Corporation
(757) 321-3597	(757) 518-3671

Amerigroup Reports First Quarter 2010 Results

Net Income of $42.2 Million or $0.82 per Diluted Share

VIRGINIA BEACH, Va. (April 30, 2010) – Amerigroup Corporation (NYSE: AGP) today announced that net income for the first quarter of 2010 was $42.2 million, or $0.82 per diluted share, versus $40.2 million, or $0.79 per diluted share, for the fourth quarter of 2009.

Highlights include:
•	Membership increased by 75,000 members, or 4.2%, to approximately 1.9 million at the end of the quarter versus the fourth quarter of 2009.
•	First quarter total revenue was $1.4 billion, a 0.7% increase, compared to the fourth quarter of 2009.
•	Health benefits expense was 83.5% of premium revenues for the first quarter of 2010.
•	Selling, general and administrative (SG&A) expenses were 8.6% of total revenues.
•	Cash used in operations was $6.8 million for the three months ended March 31, 2010.
•	Unregulated cash and investments were $257.4 million as of March 31, 2010, compared to $232.0 million as of December 31, 2009.
•	Medical claims payable as of March 31, 2010 totaled $549.2 million, compared to $529.0 million as of December 31, 2009.
•	Days in claims payable was 43, compared to 42 days in the previous quarter.
•	The Company repurchased approximately 251,000 shares of its common stock during the first quarter for approximately $7.0 million under the Company’s ongoing stock repurchase program.
•	On March 1, 2010, the Company began offering Long-Term Care (LTC) services to approximately 4,100 existing Middle Tennessee members through the State’s TennCare CHOICES LTC program.
•
On March 1, 2010, the Company’s New Jersey health plan completed the previously announced acquisition of certain assets of University Health Plans.  The Company served 158,000 members in New Jersey at the end of the quarter.

•	In April 2010, Fortune Magazine announced that Amerigroup Corporation had been ranked 404 on the 2010 Fortune 500 list.

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April 30, 2010

“We are pleased to be off to a solid start this year, but know we have a lot of work ahead because our state clients need us to deliver now more than ever,” said James G. Carlson, Amerigroup’s chairman and chief executive officer.  “These remain difficult times − for businesses, for our state clients, and most importantly, for the millions of Americans who depend upon the safety-net programs in which we participate as a trusted administrator.  We look forward to expanding our services for our state customers and the vulnerable populations for which we share responsibility and accountability.”

Premium Revenues
Premium revenues for the first quarter of 2010 increased 12.3% to $1.4 billion, compared to $1.2 billion in the first quarter of 2009.  Sequentially, premium revenues increased $9.1 million, or 0.7%, compared with the fourth quarter of 2009.

First quarter revenue was supported by continued membership increases across most of the Company’s markets due to the macroeconomic environment driving expanded state Medicaid rolls.

The sequential increase in premium revenues also reflects the impact of the launch of the Tennessee LTC program and the completed acquisition in New Jersey, both of which occurred on March 1, 2010.  Sequential revenue growth was constrained somewhat by discontinuing coverage for the aged, blind and disabled population in the Southwest region of Ohio, as well as the State’s election to remove pharmacy coverage from the benefit package in the first quarter of 2010.  Also, the Company discontinued coverage for the Temporary Assistance for Needy Families (TANF) program in Florida’s Lee and Broward counties during the fourth quarter of 2009.

In addition, as previously reported, fourth quarter 2009 premium revenues included the impact of $15.1 million of retroactive premium revenue related to the third quarter of 2009.

Investment Income and Other Revenues
First quarter investment income and other revenues were $4.9 million versus $12.3 million in the first quarter of 2009 and compared to $4.9 million in the fourth quarter of 2009.  First quarter of 2009 included a gain of $5.8 million due to the sale of the Company’s South Carolina health plan assets.

Health Benefits
Health benefits expense, as a percent of premium revenues, was 83.5% for the first quarter of 2010 versus 83.7% in the first quarter of 2009, and compared to 84.6% in the fourth quarter of 2009.

While expected seasonality and trend would normally drive a more substantial increase in the health benefits ratio in the first quarter, a lighter than normal winter flu season, lower utilization of health services due to severe winter weather in some markets, as well as continued moderation of trends, favorably impacted the ratio.

Favorable reserve development, net of associated experience rebate accruals in Texas, positively impacted the health benefits ratio in the first quarter by approximately 250 basis points – primarily due to revisions to prior estimates for the fourth quarter of 2009.  After the H1N1 outbreak elevated medical costs in September and October, there was marked moderation in medical costs in the remaining months of the year.

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April 30, 2010

“During the fourth quarter of 2009, we saw initial indications that medical cost trends were moderating,” said James W. Truess, Amerigroup’s chief financial officer.  “Claims payment activity in the first quarter of 2010 provided further confirmation of this assessment.  While the relative size of our claims payable liability declined during 2009 due to increased processing efficiency, we are pleased that our previously established reserves continue to develop favorably.”

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 8.6% of total revenues for the first quarter of 2010, versus 9.0% in the first quarter of 2009, and compared to 7.7% for the fourth quarter of 2009.

While core selling, general and administrative expenses remained stable and at expected levels, the SG&A ratio increased sequentially due to variable compensation accruals in the current quarter that are correlated with earnings performance.

Premium Taxes
First quarter premium taxes were $31.5 million versus $28.1 million for the first quarter of 2009, and compared to $33.2 million in the fourth quarter of 2009.

Net Income
Net income for the first quarter of 2010 was $42.2 million, or $0.82 per diluted share, versus $40.2 million, or $0.79 per diluted share, for the fourth quarter of 2009.

Balance Sheet Highlights
Cash and investments at March 31, 2010 totaled $1.4 billion, of which $257.4 million was unregulated, compared to $232.0 million of unregulated cash and investments in the fourth quarter of 2009.

During the quarter, the Company repurchased approximately 251,000 shares of its common stock for approximately $7.0 million under the Company’s ongoing stock repurchase program.

The debt to total capital ratio decreased to 18.8% as of March 31, 2010, from 19.3%, as of December 31, 2009.

Medical claims payable as of March 31, 2010 totaled $549.2 million compared to $529.0 million, as of December 31, 2009.  Days in claims payable represented 43 days of health benefits expense, which is in-line with the expected range of 40 to 50 days, compared to 42 days in the previous quarter.  The sequential increase in days was primarily due to the timing of the normal weekly claims disbursement cycle.

Included on page 10 is a table presenting the components of the change in medical claims payable for the three-month period ended March 31, 2010 and the twelve months ended December 31, 2009.

Cash Flow Highlights
Cash used in operations totaled $6.8 million for the three months ended March 31, 2010, compared to cash flow provided by operations of $36.1 million in the first quarter of 2009.  The key driver of the change between the two periods relates to the timing of premium payments, which impacted both unearned revenue and premium receivables.

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April 30, 2010

Outlook
At this time, the Company will continue its recent practice of not issuing annual earnings guidance.  Following a couple of years in which a dynamic business and external operating environment required frequent changes to its guidance, the Company believes it would be prudent to operate for a period of time without guidance.  Therefore, the Company does not intend to issue 2010 annual guidance.  It will evaluate the practice of issuing annual guidance and will communicate the plan for 2011 later in the year.

First Quarter Earnings Call
Amerigroup senior management will discuss the Company’s first quarter results on a conference call Friday, April 30, 2010 at 8:00 a.m. Eastern Daylight Time (EDT).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 65408931.  The replay will be available shortly after the conclusion of the call until Friday, May 7, at 11:59 p.m. EDT.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation
Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Serving approximately 1.9 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including statements related to moderating medical cost trends, lower than expected flu related costs and expanding our services to our state clients.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the health care industry; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

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April 30, 2010

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission ("SEC") and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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April 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2010	2009

Revenues:
Premium	$1,366,767	$1,217,447
Investment income and other	4,882	12,347
Total revenues	1,371,649	1,229,794
Expenses:
Health benefits	1,141,572	1,019,303
Selling, general and administrative	117,423	110,375
Premium taxes	31,472	28,118
Depreciation and amortization	8,710	8,326
Interest	3,990	4,238
Total expenses	1,303,167	1,170,360
Income before income taxes	68,482	59,434
Income tax expense	26,300	22,525
Net income	$42,182	$36,909

Diluted net income per share	$0.82	$0.69

Weighted average number of common shares and dilutive potential common shares outstanding	51,226,435	53,424,802

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended
	March 31,
	2010	2009
Premium revenue	99.6%	99.0%
Investment income and other	0.4	1.0
Total revenues	100.0%	100.0%
Health benefits [1]	83.5%	83.7%
Selling, general and administrative expenses	8.6%	9.0%
Income before income taxes	5.0%	4.8%
Net income	3.1%	3.0%

[1]	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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April 30, 2010

The following table sets forth the approximate number of members the Company served in each state as of March 31, 2010 and 2009.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	March 31,
	2010	2009
Texas[1]	510,000	453,000
Florida	250,000	253,000
Georgia	250,000	213,000
Tennessee	202,000	189,000
Maryland	197,000	179,000
New Jersey	158,000	109,000
New York	113,000	111,000
Nevada	69,000	49,000
Ohio	56,000	60,000
Virginia	37,000	26,000
New Mexico	21,000	15,000
Total	1,863,000	1,657,000

[1] Membership includes approximately 13,000 members under an ASO contract in 2010.

The following table sets forth the approximate number of members in each of the Company's products as of March 31, 2010 and 2009.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	March 31,
Product	2010	2009
TANF (Medicaid)	1,309,000	1,141,000
CHIP	269,000	264,000
ABD (Medicaid)[1]	197,000	187,000
FamilyCare (Medicaid)	72,000	53,000
Medicare Advantage	16,000	12,000
Total	1,863,000	1,657,000

[1]Membership includes approximately 13,000 members under an ASO contract in 2010.

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April 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$441,184	$505,915
Short-term investments	196,004	137,523
Premium receivables	148,908	104,867
Deferred income taxes	26,784	26,361
Prepaid expenses, provider and other receivables and other	61,272	47,316
Total current assets	874,152	821,982

Property, equipment and software, net	99,152	101,002
Goodwill	260,496	249,276
Long-term investments, including investments on deposit for licensure	788,991	813,976
Other long-term assets	15,668	13,398
Total assets	$2,038,459	$1,999,634

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$549,220	$529,036
Unearned revenue	47,126	98,298
Accounts payable	3,465	4,685
Accrued expenses and other	158,147	127,278
Total current liabilities	757,958	759,297

Long-term debt	237,765	235,104
Other long-term liabilities	17,132	20,789
Total liabilities	1,012,855	1,015,190

Stockholders’ equity:
Common stock, $.01 par value	548	546
Additional paid-in capital, net of treasury stock	390,646	391,912
Accumulated other comprehensive income	1,596	1,354
Retained earnings	632,814	590,632
Total stockholders’ equity	1,025,604	984,444
Total liabilities and shareholders’ equity	$2,038,459	$1,999,634

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April 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	March 31,
	2010	2009
	(in thousands)
Cash flows from operating activities:
Net income	$42,182	$36,909
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,710	8,326
Loss on disposal of property, equipment and software	8	21
Deferred tax (benefit) expense	(821)	4,894
Compensation expense related to share-based payments	4,427	2,924
Convertible debt non-cash interest expense	2,661	2,494
Other	1,903	242
Gain on sale of contract rights	-	(5,810)
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(44,041)	2,129
Prepaid expenses, provider and other receivables and other current assets	(15,567)	(22,830)
Other assets	(783)	522
Claims payable	20,184	34,328
Unearned revenue	(51,172)	(17,100)
Accounts payable, accrued expenses and other current liabilities	28,949	(6,739)
Other long-term liabilities	(3,489)	(4,204)
Net cash (used in) provided by operating activities	(6,849)	36,106

Cash flows from investing activities:
Purchase of investments, net	(31,481)	(2,534)
Purchase of investments on deposit for licensure, net	(3,166)	(13,604)
Purchase of property, equipment and software	(6,435)	(6,339)
Proceeds from sale of contract rights	-	5,810
Purchase of contract rights and other related assets	(13,420)	-
Net cash used in investing activities	(54,502)	(16,667)

Cash flows from financing activities:
Repayments of borrowings under credit facility	-	(127)
Proceeds and tax benefits from exercise of stock options and change in bank overdrafts and other, net	3,602	(1,955)
Treasury stock repurchases	(6,982)	(6,375)
Net cash used in financing activities	(3,380)	(8,457)
Net (decrease) increase in cash and cash equivalents	(64,731)	10,982
Cash and cash equivalents at beginning of period	505,915	763,272
Cash and cash equivalents at end of period	$441,184	$774,254

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April 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Three months ended	Twelve months ended
	March 31, 2010	December 31, 2009
Medical claims payable, beginning of period	$529,036	$536,107

Health benefits expense incurred during period:
Related to current year	1,208,760	4,492,590
Related to prior years	(67,188)	(85,317)
Total incurred	1,141,572	4,407,273

Health benefits payments during period:
Related to current year	798,460	4,007,789
Related to prior years	322,928	406,555
Total payments	1,121,388	4,414,344

Medical claims payable, end of period	$549,220	$529,036

Health benefits expense incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expense due to revisions to prior estimates.

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